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                                 EXHIBIT 3.1

                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                             BRE PROPERTIES, INC.


      The undersigned, Arthur G. von Thaden and Ellen G. Breslauer, certify that they are the President and the Secretary, respectively, of BRE Properties, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and do hereby certify as follows:

      1. The present name of the Corporation is BRE Properties, Inc. The corporation was originally incorporated under the name BankAmerica Realty Investors, Inc.

      2. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on September 23, 1986.

      3. This Restated Certificate of Incorporation was duly adopted by the board of directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.

      4. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended and supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

      5. The text of the Certificate of Incorporation of the Corporation is restated to read in its entirety, as follows:

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                             BRE PROPERTIES, INC.

                                      I.

      The name of the Corporation is BRE Properties, Inc.

                                      II.

      The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                     III.

      The nature of the Corporation's business or purposes to be conducted or promoted is:

            To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to do all things and exercise all powers, rights and privileges which a business corporation may now or hereafter be organized or authorized to do or to exercise under the laws of the State of Delaware.

                                      IV.

      The Corporation shall have the authority to issue common stock in the following classes:

            (a) Fifty Million (50,000,000) shares of Class A Common Stock, with par value of $0.01 for each share of such stock. In the event of a liquidation of the Corporation, Class A Common Stock shall be entitled to all assets allocated to holders of Common Stock. Class A Common Stock shall be subject to redemption by the Corporation in accordance with
      Article IX of this Certificate.

            (b) One Hundred Thousand (100,000) shares of Class B Common Stock with par value of $0.01 for each share of such stock. In the event of the liquidation of


                                     2.

      the Corporation, the Class B Common Stock shall be entitled to receive no portion of the Corporation's assets that shall be allocated to the holders of Common Stock.

Except as set forth herein, the rights, preferences, terms and conditions of Class A and Class B Common Stock shall be identical in all respects.

                                      V.

      The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than three directors nor more than 15 directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.
In the election of directors at the 1987 annual meeting of stockholders, the directors shall be divided into three classes, designated Class I, Class II and Class III, with each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1987 annual meeting of stockholders, directors of Class I shall be elected to hold office for a term expiring on the date of the 1988 annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring on the date of the 1989 annual meeting of stockholders and directors of Class III shall be elected to hold office for a term expiring on the date of the 1990 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1988, successors to the class of directors whose term expires at that annual meeting shall be elected for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned by the directors then in office among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, however resulting, may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

                                      VI.

      Any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors.


                                       3.
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                                     VII.

      Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting duly noticed and called, as provided in the By-laws of the Corporation, and may not be taken by a written consent of the stockholders notwithstanding authorization to do so in the General Corporation Law of the State of Delaware.

                                     VIII.

      Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board of Directors or the President (if the President is a member of the Board of Directors), by a majority of the total number of directors constituting the entire Board of Directors or by the holders of a majority of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

                                      IX.

      For purposes of this Article IX of this Restated Certificate of Incorporation the following terms shall have the meanings set forth below:

            1. "REIT Provisions of the Internal Revenue Code" shall mean Part II Subchapter M of Chapter 1 of the Internal Revenue Code 1986, as now enacted or hereafter amended, or successor statutes and regulations and rulings promulgated thereunder.

            2. "REIT" shall mean a real estate investment trust as described in the REIT Provisions of the Internal Revenue Code.

      Any stockholder shall, upon demand, disclose to the Board of Directors in writing such information with respect to such stockholder's direct and indirect ownership of the shares of the Corporation as the Board deems necessary to enable the Corporation to comply with, or to determine whether it will be in compliance with, the REIT Provisions of the Internal Revenue Code or the requirements of any other taxing authority. If the Board shall determine, in good faith, that direct or indirect ownership of the Corporation's stock has or may become concentrated to an extent that would prevent the Corporation from qualifying as a REIT, the Board is authorized to prevent the transfer of stock or call for redemption (by lot or by other means affecting one or more stockholders selected in the sole discretion of the Board) of a number of shares of Class A Common Stock sufficient in the opinion of the Board to maintain or bring the direct or indirect ownership of the stock of the Corporation into conformity with the REIT Provisions of the Internal Revenue Code.


                                       4.

      The redemption price for Class A Common Stock shall be (i) the last reported sale price of the shares on the last business day prior to the redemption date on the principal national securities exchange on which the shares are listed or admitted to trading, (ii) if the shares are not so listed or admitted to trading, but are reported in the NASDAQ system, the last sale price on the last business day prior to the redemption date or in the absence of a sale on such day, the last bid price on such day as reported in the NASDAQ National Market System, (iii) if the shares are not so reported or listed or admitted to trading, the mean between the highest bid and lowest asked prices on such last business day as reported by the National Quotation Bureau Incorporated or a similar organization selected by the Board of Directors for such purpose, or (iv) if not determined as aforesaid, as determined in good faith by the Board of Directors. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of Class A Common Stock so called for redemption shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares, excepting only to the right to payment of the redemption price herein fixed, without interest.

                                      X.

      To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article X shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Title 8, Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit. Failure of the Corporation to qualify as an REIT under the REIT Provisions of the Internal Revenue Code shall not render the directors liable to any stockholder or any other person. Any repeal or modification of this Article X by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                      XI.

      1. For purposes of this Article XI and Articles XII and XIV of this Restated Certificate of Incorporation, the following terms shall have the meanings set forth below:

            (a) The term "Business Combination" shall mean (i) any merger or consolidation of the Corporation or any Subsidiary with a Related Person or with any other corporation or entity which after such merger or consolidation would be an Affiliate or Associate of a Related Person, (ii) any sale, lease, exchange, mortgage,


                                       5.
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      pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person of all or any Substantial
      Part of the assets of the Corporation or any Subsidiary or of a Related Person, (iii) any adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person, (iv) any issuance of securities of the Corporation or any Subsidiary (other than pursuant to an underwritten public offering of securities approved by the Continuing Directors and registered under the Securities Act of 1933), or any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary, or any other transaction (whether or not with or into or otherwise involving a Related Person) if any of the foregoing transactions in this clause (iv) would result, either directly or indirectly, in an increase in the proportionate amount of shares of outstanding securities of the Corporation or any Subsidiary which is Beneficially Owned by any Related Person, and (v) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

            (b) The terms "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on July 1, 1987.

            (c) A Person shall "Beneficially Own," or shall be the "Beneficial Owner" or shall have "Beneficial Ownership" of, any Voting Stock:

                  (i) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                  (ii) which such Person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire (whether such right is exerciseable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding.

            (d) The term "Person" shall mean any individual, firm, corporation or other entity and any members of any group comprised of any of the foregoing which has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock of the Corporation.

            (e) The term "Related Person" shall mean any Person (other than the Corporation or any Subsidiary, and other than any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any


                                       6.

      trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

                  (i) Beneficially Owns ten percent (10%) or more of the outstanding Voting Stock;

                  (ii) is an Affiliate or Associate of any Person who or which Beneficially Owns ten percent (10%) or more of the outstanding Voting Stock;

                  (iii) is an Affiliate or Associate of the Corporation and at
            any time within the two-year period immediately prior to the date in question was the Beneficial Owner of ten percent (10%) or more of the then-outstanding Voting Stock; or

                  (iv) is at any time an assignee of or has otherwise succeeded to the Beneficial Ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question Beneficially Owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

            (f) For the purpose of determining whether a Person is a Related Person pursuant to subparagraph (e) of this Section 1, the number of shares of Voting Stock outstanding shall be deemed to include any unissued shares of Voting Stock Beneficially Owned by such Person by virtue of subparagraph (c) of this Section 1 but shall not include any other unissued shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

            (g) The term "Subsidiary" means any corporation of which a majority of each class of outstanding equity securities is owned, directly or indirectly, by the Corporation.

            (h)   The term "Continuing Director" means (i) for purposes of this
      Article XI, any member of the Board of Directors who is not an Interested Director as to the Related Person involved in a proposed Business Combination and (ii) for purposes of Article XIV, any member of the Board of Directors who is not an Interested Director as to any Person who is a Related Person at the time in question. An "Interested Director" is a member of the Board of Directors who is an Affiliate, Associate or representative of a Related Person or who became a member of the Board of Directors after the time that the Related Person became a Related Person and was not nominated, recommended or elected by a majority of the Continuing Directors then on the Board of Directors.


                                       7.

            (i) The term "Substantial Part" shall mean more than ten percent (10%) of the Fair Market Value, as determined by a majority of the Continuing Directors, of the total consolidated assets of the Corporation and its Subsidiaries, or of a Related Person, as the case may be, taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

            (j) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

            (k) The term "Fair Market Value" shall mean (i) in the case of stock or other securities, the fair market value of such stock or other securities on the last business day prior to the date in question as determined in accordance with the method for determining the redemption price for Class A Common Stock under Article IX of this Restated Certificate of Incorporation; and (ii) in the case of property other than stock or securities, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

            (l) The term "Supermajority" shall mean seventy percent (70%) of the then outstanding shares of Voting Stock.

      2. The affirmative vote of a Supermajority shall be required for the approval or authorization of any Business Combination, notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law, in any agreement with any national securities exchange or otherwise; provided, however, that the affirmative vote of a Supermajority shall not be applicable and such Business Combination shall require only such affirmative vote as is required by law, in any agreement with any national securities exchange or otherwise if:

            (a) such Business Combination is expressly approved by both (i) the Board of Directors and (ii) a majority of all Continuing Directors, such express approval being given either in advance of or subsequent to any Related Person becoming a Related Person; or

            (b) in the case of a Business Combination that involves cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, both of the following conditions are met:

                  (i) the cash plus the Fair Market Value as of the date of the consummation of the Business Combination of any securities, property or other consideration to be received per share by holders of the common stock of the Corporation in the Business Combination is not less than the highest of: (A) the


                                       8.
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            Fair Market Value per share of common stock on the date of the first public announcement of the proposed Business Combination (the "Announcement Date"); (B) the price per share equal to the Fair Market Value per share of common stock on the Announcement Date, plus the average per share "Premium" paid by the Related Person in acquiring Beneficial Ownership of all shares of common stock acquired by the Related Person during the two-year period prior to the Announcement Date, such "Premium" consisting of the difference between the price per share paid by the Related Person for such shares and the Fair Market Value per share of such shares on the date or dates they were acquired by the Related Person; or (C) the net book value per share of the Corporation's common stock based on the estimated current fair value of its properties as reported in the Corporation's most recent annual report to its stockholders; and

                  (ii) the consideration to be received by holders of the Corporation's common stock shall be in cash or in the same form as previously has been paid by or on behalf of the Related Person in connection with its direct or indirect acquisition of Beneficial Ownership of shares of common stock within the one-year period immediately prior to the Announcement Date. If the consideration so paid for any such shares is varied as to form, the form of consideration to be received by holders of common stock shall be either cash or the same ratio of the varying forms of consideration used to acquire Beneficial Ownership of all shares of common stock acquired by the Related Person in the one-year period preceding the Announcement Date. The price determined in accordance with paragraph (b)(i) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

      3. A majority of the Continuing Directors shall have the power to determine, on the basis of information known to them, (A) whether a Person is a Related Person, (B) the number of shares of Voting Stock Beneficially Owned by any Person, (C) whether a Person is an Affiliate or Associate of another, (D) whether the assets which are the subject of any Business Combination constitute a Substantial Part of such assets, (E) whether two or more transactions constitute a "series of transactions," and (F) such other matters with respect to which a determination is permitted or required under this Article XI. Any such determination shall be final and binding for all purposes hereunder.

      4. Nothing contained in this Article XI shall be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve a proposed Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall anything contained in this Article XI limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business


                                       9.

Combination. Nothing contained in this Article XI shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

                                     XII.

      In addition to the requirements of this Restated Certificate of Incorporation and of law, the affirmative vote of the holders of a majority of the outstanding Voting Stock shall be required for any purchase, redemption or other acquisition by the Corporation or a Subsidiary of any shares of common stock or other securities of the Corporation Beneficially Owned by a Person which, together with its Affiliates and Associates, Beneficially Owns in the aggregate five percent (5%) or more of the outstanding Voting Stock the Corporation (a "Selling Stockholder"), unless either: (i) the aggregate amount of cash and the Fair Market Value of other consideration per share to be paid to the Selling Stockholder is no greater than the average Fair Market Value of the common stock or other securities during the 30 trading days preceding the acquisition; (ii) the Corporation offers to purchase from all stockholders (including the Selling Stockholder) shares of common stock or the other securities proposed to be purchased from the Selling Stockholder, in a aggregate amount at least equal to the number of shares of common stock or other securities proposed to be purchased from the Selling Stockholder, on the same terms as those offered to the Selling Stockholder, and in proportion to the number of shares of common stock or other securities owned by all stockholders (including the Selling Stockholder); or (iii) the transaction involves a redemption of Class A Common Stock pursuant to, and on the terms and conditions of, Article IX of this Restated Certificate of Incorporation.

                                     XIII.

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the By-laws of the Corporation.

                                     XIV.

      The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Restated Certificate or Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

      Any amendment, repeal or other modification of the provisions of Articles V, VI, VII, VIII, XI, XII and this Article XIV of this Restated Certificate of Incorporation, shall require, in addition to the other applicable requirements of this Restated Certificate of Incorporation


                                     10.
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and of law, the approval of a Supermajority; provided, however, that the foregoing shall not apply to any such amendment, repeal or other modification that is approved by the Board of Directors and by a majority of all Continuing Directors."


      IN WITNESS WHEREOF, BRE Properties, Inc. has caused this Restated Certificate of Incorporation to be executed by its officers thereunto duly authorized as of this 25th day of January, 1994.

                                    BRE Properties, Inc.



                                   By /s/ Arthur G. von Thaden
                                      ------------------------
                                          Arthur G. von Thaden
                                                President



Attest: /s/ Ellen G. Breslauer
        ----------------------
            Ellen G. Breslauer
                  Secretary


                                        11.